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Exhibit D-1: Joint Application of Wisconsin Electric Power Company and Wisconsin
Gas Company to Public Service Commission of Wisconsin


                                  BEFORE THE
                    PUBLIC SERVICE COMMISSION OF WISCONSIN


In the Matter of the Joint Application of
WISCONSIN ELECTRIC POWER COMPANY
and WISCONSIN GAS COMPANY for all
Requisite Approvals in Connection With the Transfer of       Docket No. ________
Wisconsin Electric Power Company's Gas Assets to Wisconsin Gas Company in Exchange for Stock


                                  APPLICATION


     Wisconsin Electric Power Company ("WE") and Wisconsin Gas Company ("WG") (collectively the "Joint Applicants") hereby apply to the Public Service Commission of Wisconsin ("Commission") for an order granting all requisite approvals for the transfer of WE's gas assets to WG in exchange for WG stock (the "Transaction"), including a certificate of approval to form a holding company under Section 196.795(2), Stats. and all approvals as may be necessary for (i) WG's issuance of common stock to WE in exchange for WE's gas assets;
(ii) WG's adoption of the gas rules, regulations and rates of WE for the gas service areas now served by WE; (iii) WG's adoption of Commission orders establishing accounting, depreciation or other practices applicable to WE's gas system operations, as currently applied by WE; and (iv) any other action necessary relating to the rendering by WG of retail gas service to the public in those portions of the State of Wisconsin in which gas service was rendered by WE prior to the merger, and the discontinuance of gas service by WE. In support thereof, Joint Applicants state as follows:

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1.   Description of Parties.
     ----------------------

     A. Corporate Relationships: Joint Applicants are corporations organized and
        -----------------------
        existing under the laws of the State of Wisconsin and are public utilities under Section 196.01, Stats., subject to the statutory jurisdiction of the Commission. The principal office of WE is located at 231 West Michigan Street, Milwaukee, Wisconsin and the principal office of WG is located at 626 E. Wisconsin Avenue, Milwaukee, Wisconsin. All of the common stock of WE is owned by Wisconsin Energy Corporation ("WEC"), a public utility holding company under Section 196.795, Stats., and is not publicly traded. The common stock of WEC, which is listed on the New York Stock Exchange, and WE preferred stock, which is traded over-the-counter, will not be affected by the proposed Transaction. All of the common stock of WG is owned by WICOR, Inc., a public utility holding company under Section 196.795, Stats. and is not publicly traded. All of the common stock of WICOR, Inc., in turn, is owned by Wisconsin Energy Corporation and is not publicly traded. Joint Applicants are affiliated interests as defined in Section 196.52(1), Wis. Stats. Joint Applicants have been under common ownership or affiliation since April 26, 2000 at which time WICOR, Inc. merged with WEC.

     B. WE: WE owns and operates an electric utility system and is engaged in
        --
        the generation, transmission, distribution and sale of electric energy to approximately 1,006,000 retail customers throughout service areas totaling about 12,000 square miles in southeastern, east central and northern Wisconsin and in the Upper Peninsula of Michigan. WE also owns and operates a gas utility system and is engaged in the purchase, storage, distribution, transportation, and sale of natural gas to approximately 399,000 retail customers throughout service areas totaling about 3,800 square miles in the area west and south of Milwaukee, an area along the Michigan border, the Appleton area, and the Prairie du Chien area. The gas service territory has an estimated population of approximately 1.2 million. WE's

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        gas assets include approximately 7,900 miles of gas main. WE also owns and operates a steam heating utility and is engaged in the distribution and sale of steam to approximately 460 retail customers in downtown, near southside Milwaukee and the Milwaukee County grounds.

     C. WG: WG owns and operates a gas utility system and is engaged in the
        --
        purchase, storage, distribution, transportation, and sale of natural gas to approximately 538,000 customers in 531 Wisconsin communities. WG owns approximately 9,300 miles of gas mains.

2.   Description of Transaction.
     --------------------------

     A. WE's gas assets, together with certain identified liabilities associated with such assets, will be transferred to WG in a tax-free exchange for shares of WG which shares: (a) have a fair value equal to the fair value of the net assets transferred to WG by WE, and (b) represent at least 80% of the total combined voting power of all classes of WG stock entitled to vote.

               The gas property which is the subject of the Transaction and the terms of the Transaction are identified in the Asset Transfer Agreement attached as Exhibit A.

     B. Reasons for and Benefits of Transaction: In WEC's application to the
        ----------------------------------------
        Commission for approval to acquire WICOR, Inc., WEC indicated that, subsequent to approval of the transaction, it would begin a detailed evaluation of the combination of the WG and WE gas operations. It has undertaken such evaluation and has developed an integration plan for the gas utility operations. The integration plan is attached as Exhibit B. The combination of the gas utility operations in WG is the next step contemplated at the time of the WEC/WICOR merger and will facilitate achieving the synergies which the Commission found to

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        exist, including reduced gas costs, and improvement in gas system reliability. This Transaction will maximize the long run economic benefit to WG and WE gas customers and help assure the delivery of high quality service and enhanced safety and reliability. Additionally, this Transaction will strengthen the capital structure of WG through the addition of assets in exchange for equity, while, at the same time, leaving WE's corporate capital structure unaffected. In its Final Decision approving the acquisition of WICOR, Inc. by WEC, the Commission found that the integration of utility operations would be in the best interests of utility customers through lower rates in the long term, potential increases in reliability and lower gas costs. Final Decision at 15-16.

     C. Rate Effects: At the effective time of the Transaction, WG will
        -------------
        provide natural gas service to WE's former gas customers under the rules, regulations and rates now in effect for WE's gas customers. WG's existing customers will continue to take service under the rules, regulation and rates currently in effect for them. New customers after the effective time of the Transaction will take service under the rules, regulations and rates which would have been applicable to them had they commenced taking service prior to the effective time of the Transaction. It is WG's intention to make a filing on or about May 1, 2001 to consolidate and integrate the rules, regulations and rates of all existing WG and WE gas operations customers.

     3. Accounting.  WG and WE propose to account for the Transaction by
        ----------
combining WE gas asset account balances with those of WG. Attached as Exhibit C is WG and WE's gas operation balance sheets at December 31, 1999 and income statements for the year 1999, including pro forma financial statements for the combined gas operations. Exhibit D shows the proposed journal entries to be made to reflect the Transaction, assuming that the Transaction took place as of December 31, 1999. Further, WG requests that accounting orders of the

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Commission currently applicable to WE's gas operations also apply to WG's operation of the WE gas system on the effective date of the Transaction.

     4. Financial Forecast.  Exhibit E contains WG's  financial projection on
        -------------------
an annual basis for the years 2001 through 2010, showing projected capital requirements, sources of capital, itemization of major capital expenditures, projected capital structure and the assumptions underlying these projections.

     5. Affiliated Interest Agreement.  It is contemplated that WE will
        ------------------------------
continue to provide certain support functions to WG. These will be provided under the Affiliated Interest Agreement approved by the Commission on April 25, 2000 in connection with the WEC/WICOR merger. These support function services may include, but are not limited to, accounting and financial services, tax services, public relations and communications, information technology services, human resources, purchasing and other administrative services, legal and regulatory services, and customer services including billing and collection.

     6. Miscellaneous Information Required Under Section 196.795(2).
        ------------------------------------------------------------

     A. The organizational documents, including the articles and bylaws, of both WG and WE are unaffected by the Transaction.

     B. No other governmental approvals of the Transaction are required and thus no filings were or will be made with any agency of this state or the federal government. Specifically, Joint Applicants do not anticipate the filing of any registration statement under the Securities Act of 1933, or any proxy or information statement under the Securities Exchange Act of 1934.

     C. The costs and fees associated with the Transaction are estimated at $325,000.

     D. Joint applicants do not anticipate, in connection with this Transaction, the transfer of any utility assets or any information to a non-utility affiliate.

     7. Securities Issuance.
        -------------------

     A. The shares of common stock of WG which will be issued to WE will (a) have a

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        fair market value equal to the fair market value of the assets transferred to WG by WE, and (b) represent at least 80% of the total combined voting power of all classes of WG stock entitled to vote. The fair market value of the stock will be determined based upon a mutually agreed upon valuation method.

     B. The securities will be issued as consideration for the transfer of WE's gas assets to WG.

     C. Exhibit C is an unaudited pro forma condensed balance sheet which reflects the assets and liabilities to be transferred by WE to WG and the book value thereof.

     D. Exhibit C includes an unaudited pro forma condensed balance sheet which reflects the assets and liabilities of WG.

     8. Copies and Service.  All correspondence concerning this application
        -------------------
should be sent to each of the following:

        Wisconsin Electric Power Company            Quarles & Brady LLP
        Roman A. Draba                              Larry J. Martin, Esq.
        231 W. Michigan Ave.                        411 East Wisconsin Ave.,
        P.O. Box 2046                               Suite 2550
        Milwaukee, WI 53201-2046                    Milwaukee, WI 53202-4497
        Fax: 414-221-3985                           Fax: 414-271-3552

     9. Requested Approvals.
        --------------------

     A. Section 196.795, Stats. - Joint applicants request that the Commission issue a certificate of approval to form a holding company.

     B. Secondary approvals.

        (i) Section 196.80, Stats. - Approval of WE's acquisition of WG stock and the transfer to WG of WE's gas assets.

        (ii)  Section 196.52, Stats. - Approval of the Asset Transfer
              Agreement.

        (iii) Sections 196.49 and 196.81, Stats. - The granting of a certificate to WG to commence providing gas service in the former WE gas service territory under WE's current rules, regulations and rates, and approval of WE's discontinuance of the provision of gas service.

        (iv) Adoption of Commission orders establishing accounting, depreciation or other practices applicable to WE's gas system operations.
        (v) Chapter 200, Stats. - Certificate of Authority for the issuance of securities

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              by WG.

     Dated this 1st day of November, 2000, in Milwaukee, Wisconsin.


                                      Respectfully submitted,

                                      QUARLES & BRADY LLP

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                                      /s/ Larry J. Martin
                                      ------------------------------------------
                                      Larry J. Martin
                                      Brian D. Winters
                                      Attorneys for Wisconsin Energy Corporation

                                      QUARLES & BRADY LLP
                                      411 E. Wisconsin Avenue
                                      Suite 2550
                                      Milwaukee, WI  53202-4497
                                      (414) 277-5000

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                                   EXHIBITS
                                   --------

Application
Reference      Exhibit Number  Description                              Witness Exhibit Number
---------      --------------  -----------                              ------------------------------------
2.A, p. 3      Exhibit A       Asset Transfer Agreement                 Jeffrey West/Exhibit ____ (JPW-1)
2.B, p. 4      Exhibit B       Integration Plan                         Thomas Schrader/Exhibit ____ (TFS-1)
3, p. 5        Exhibit C       WG's and WE's gas operations balance     Jeffrey West/Exhibit ____ (JPW-2)
                               sheets and income statements and pro
                               forma combined financials

3, p. 5        Exhibit D       WG and WE Journal entries to reflect     Jeffrey West/Exhibit ____ (JPW-3)
                               the transaction

4, p. 5        Exhibit E       WG 10-year financial projections         Jeffrey West/Exhibit ____ (JPW-4)

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